Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated February 20, 2023, except for Note 19, as to which the date is April 10, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the financial statements of Azitra Inc as of and for the years ended December 31, 2022 and 2021. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Grassi & Co., CPAs, P.C.

Grassi & Co., CPAs, P.C.

Jericho, New York

April 10, 2023